EXHIBIT 10.38
SETTLEMENT AGREEMENT AND GENERAL RELEASE
     THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into by and between Arbitron Inc., its subsidiaries and affiliates (the “Company”), and Michael P. Skarzynski (“Skarzynski”).
     WHEREAS, Skarzynski’s employment in any capacity with the Company and/or with any of its subsidiaries or related or affiliated companies (together, the “Company”) and his role as a member of the Board of Directors of the Company will terminate on January 11, 2010 (“Termination Date”);
     WHEREAS, Skarzynski and the Company desire to enter into this Agreement to resolve all issues between them including, but not limited to, those relating to Skarzynski’s employment with the Company, and the termination thereof;
     WHEREAS, January 11, 2010 is the Effective Date of this Agreement; and
     WHEREAS, if Skarzynski does not revoke his waiver of ADEA claims in this Agreement within seven (7) days of executing the attached ADEA Waiver, then his ADEA Waiver will become effective and irrevocable on the eighth day after Skarzynski has executed this Agreement (the “ADEA Waiver Effective Date”);
     NOW, THEREFORE, for and in consideration of the above Recitals and of the covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:
1. Promises by the Company.
In full settlement of all claims, the Company agrees to provide the following:
(a)	Cash Payment: The Company will pay the total sum of $750,000.00, less all applicable taxes, deductions, and withholdings required by law. Twenty percent (20%) of the foregoing gross amount, $150,000.00, is being paid to Skarzynski for waiving any claims he may have under the Age Discrimination in Employment Act (ADEA). Within thirty (30) days of the Effective Date of this Agreement, the Company will deliver a check made payable to Skarzynski for $600,000.00, less all applicable taxes, deductions, and withholdings required by law. If the ADEA Waiver is signed by Skarzynski and not revoked by him, then the Company will deliver a check made payable to Skarzynski for the remaining $150,000.00 less all applicable taxes, deductions, and withholdings required by law, within twenty-two (22) days of the ADEA Waiver becoming effective and irrevocable. Skarzynski understands and agrees that the Company will report amounts paid under this Agreement to the IRS by way of IRS Form W-2. The cash severance payment does not include the monies the Company has paid or will pay Skarzynski for all earned but unpaid wages through

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the Termination Date and all unused paid days off in the amount of $28,500.00, less all applicable taxes, deductions, and withholdings required by law.
(b)	Compensation and Benefit Plans: Skarzynski will cease to be eligible to participate under any stock option, bonus, incentive compensation, commission, medical, dental, life insurance, retirement, and other compensation or benefit plans of the Company or any affiliate following his termination of employment. Thereafter, Skarzynski will have no rights under any of those plans, except as follows: Eligibility for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) will not be altered by this Agreement. If Skarzynski and/or his dependents become eligible for continuation coverage under COBRA as a result of Skarzynski’s termination, COBRA’s procedures and rules will apply. If Skarzynski and/or his eligible dependents timely take the necessary steps to initiate COBRA coverage under the Company’s group health plan(s), the Company will pay the cost of such COBRA coverage for Skarzynski and/or his eligible dependents until the earlier of December 31, 2010 or until none of Skarzynski or his eligible dependents no longer qualifies for COBRA coverage or until Skarzynski and/or his eligible dependents are eligible for group health plan coverage offered by a subsequent employer of Skarzynski or the employer of his spouse or domestic partner or, in the case of his eligible dependents, the date on which such dependents cease to be eligible dependents under the terms of the Company’s group health plan(s), whichever shall first occur. If Skarzynski and/or his eligible dependents wish to continue COBRA coverage for the remainder of the eligibility period, if any, at Skarzynski’s own expense, it is Skarzynski’s sole responsibility to arrange for such continued coverage by timely paying the required premiums. If Skarzynski receives the COBRA subsidy under the American Recovery and Reinvestment Act (“ARRA”), the period of subsidized coverage under ARRA will run concurrent with any period of COBRA coverage subsidized by the Company.

(c)	No Repayment Of Relocation Monies: The Company agrees that it shall not seek repayment of $125,000.00, which is the relocation amount Skarzynski would owe the Company upon the resignation of his employment at this time pursuant to Section 4.(d) of his Executive Employment Agreement.

(d)	Attorneys Fees: The Company agrees to indemnify Skarzynski for reasonable attorneys fees and costs incurred up through the effective date of the Agreement in connection with the matters that culminated with his resignation for an amount up to $100,000.00.

(e)	Continuing D&O Coverage & Indemnity: The Company will continue to cover Skarzynski under its Directors & Officers (“D&O”) insurance policies for actions/inactions taken by Skarzynski in Skarzynski’s capacity as an officer and director of the Company. The Company agrees to indemnify Skarzynski for actions/inactions taken by Skarzynski in his capacity as an officer and director of the Company with respect to any third-party claims or investigations (including but not limited to any claims or investigations arising out of the events leading to Skarzynski’s resignation), consistent with applicable corporate governance documents and current D&O policies.

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2. Complete Waiver and Release by Skarzynski.
(a)	Release: In exchange for the consideration stated above and provided to Skarzynski by the Company, the adequacy of which Skarzynski hereby acknowledges, Skarzynski irrevocably and unconditionally releases all the claims described below in Subparagraph 2(b) of this Agreement that Skarzynski may have against the following persons or entities (the “Releasees”): the Company, all of the Company’s subsidiaries, related or affiliated companies, and all of the Company’s and its subsidiaries’ and related or affiliated companies’ predecessors and successors; and, with respect to each such entity, all of its past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) and any other persons acting by, through, under or in concert with any of the persons or entities listed in this Subparagraph.

(b)	Claims Released: The claims released include all claims, promises, offers, debts, causes of action or similar rights of any type or nature Skarzynski has or had against Releasees, including but not limited to (i) those which in any way relate to Skarzynski’s employment with the Company or the termination of Skarzynski’s employment, or Skarzynski’s service to the Company as a director; (ii) any claims to attorneys’ fees or other indemnities; (iii) any claims relating to stock options and restricted stock units that have ever been awarded, including but not limited to those that otherwise would have vested on January 13, 2010; and (iv) any other claims or demands Skarzynski may have on any basis, including but not limited to common law contract or tort, or other claims that may have arisen under any of the anti-discrimination statutes or laws, such as Title VII of the Civil Rights Act of 1964, § 1981 of the Civil Rights Act of 1866 and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and § 503 and § 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled; the Genetic Information Nondiscrimination Act of 2008, which prohibits discrimination based on genetic information; the Maryland Fair Employment Practices Act, the Maryland Equal Pay Law, and the Maryland Discrimination on the Basis of Medical Information Act, and any other federal, state or local law or regulation prohibiting retaliation or discrimination on the basis of race, color, national origin, religion, gender, disability, age, marital status, sexual orientation, gender identity, genetic information or any other protected characteristic.

(c)	No Existing Litigation or Charges: Skarzynski represents that (a) Skarzynski has not filed, submitted or caused to be filed any lawsuit, complaint or charge pertaining in any way to Skarzynski’s employment or encompassing any claim released by this Agreement, or (b) if Skarzynski has filed, submitted or caused to be filed or submitted any such charge, claim or complaint, Skarzynski has, on or before the date when Skarzynski signs this Agreement, submitted a written request to the court or agency requesting the dismissal or withdrawal of that charge, claim or complaint with prejudice, and Skarzynski has attached a copy of the request for dismissal or withdrawal hereto.

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(d)	Release Extends to Both Known and Unknown Claims, Suspected and Unsuspected Claims: This Agreement covers both claims that Skarzynski knows about or suspects as well as those Skarzynski does not know about or does not suspect. Skarzynski understands the significance of Skarzynski’s release of unknown and unsuspected claims and Skarzynski’s waiver of statutory protection against a release of unknown claims and/or unsuspected claims. Skarzynski expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown and unsuspected claims.

(e)	Claims Not Released: This Agreement does not release Skarzynski’s right to enforce this Agreement. This Agreement also does not release any other claim or abridge any legal right that as a matter of law cannot be released or abridged by private agreement between the Company and Skarzynski.

(f)	Ownership of Claims: Skarzynski represents that Skarzynski has not assigned or transferred, or purported to assign or transfer, all or any part of any claim released by this Agreement.
3. Skarzynski’s Promises.
In addition to the waiver and release of claims provided for in Paragraph 2, Skarzynski also agrees to the following:
(a)	No Liability Admitted: Skarzynski understands and agrees that this Agreement and the payments and benefits described in this Agreement do not constitute an admission by the Company or any Releasee, or any of their present or former officers, directors, members, employees, consultants, representatives, independent contractors or related entities, of any liability to Skarzynski or wrongdoing whatsoever and that this Agreement is not admissible as evidence in any proceeding other than for enforcement of its provisions.

(b)	No Future Employment: Skarzynski understands that Skarzynski’s employment with the Company will terminate forever as of the Termination Date, and Skarzynski promises never to seek employment with the Company in the future (including but not limited to employment as an employee or engagement as a consultant, temporary employee, or contractor).

(c)	References/Inquiries: In accordance with Company policy, the Company shall confirm only dates of employment and position held.

(d)	No Disparagement: Skarzynski agrees to refrain from criticizing, denigrating or otherwise disparaging the Company or any Releasee in any private or public forum, including but not limited to newspapers, television, radio, or the internet or other internet feature such as a blog, and agrees to refrain from making statements about any Releasee, Skarzynski’s employment with the Company, or any general matter concerning any Releasee’s reputation, standing in the business community, business practices, or products; provided, however, that nothing in this Agreement will prohibit Skarzynski from (1) complying with any valid subpoena or court order; or

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(2) initiating or cooperating with any official investigation conducted by a law enforcement or other governmental agency. The Company and its directors and officers agree not to disparage Skarzynski in any public statement.
(e)	Non-Disclosure of Confidential Information and Non-Competition: Skarzynski acknowledges that Sections 8 and 9 of his Executive Employment Agreement survive the termination of his employment and that he agrees to continue to abide by the provisions therein. Skarzynski further acknowledges that Sections 8 and 9 of his Executive Employment Agreement are specifically incorporated herein.
(f)	Agreement to Cooperate With the Company: Skarzynski agrees to assist the Company in any formal or informal legal matters in which Skarzynski is named as a party or has knowledge relevant to the matter. Skarzynski shall fully cooperate with the Company in the defense of any pending and/or future litigation, claim, charge or investigation commenced by a third party against the Company, where the litigation or investigation relates to or arises from Skarzynski’s employment, consistent with any applicable common law or constitutional principles, to the reasonable satisfaction of the Company. Such assistance and cooperation may include, but will not be limited to, providing background information regarding any matter on which Skarzynski previously worked, aiding in the drafting of declarations, executing declarations or similar documents, testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings and preparing for the above-described or similar activities. Skarzynski understands that Skarzynski will be reimbursed for all reasonable out-of-pocket expenses for Skarzynski’s cooperation under this Subparagraph, and that Skarzynski in rendering such services will be acting as a bona fide independent contractor.

(g)	Promise Not to Facilitate Claims Against the Company: Skarzynski recognizes that the Company has many legitimate protectable interests, including but not limited to confidential proprietary, business process and personal information. Accordingly, Skarzynski promises not to voluntarily encourage, counsel or assist (directly or indirectly) any current or former employee or third party (excluding government law enforcement agencies) in the preparation or prosecution of any civil dispute, difference, grievance, claim, charge or complaint against the Company and/or any Releasee (in such Releasee’s Company capacity) unless Skarzynski is compelled to do so by valid legal process. Nothing in this provision is intended to prevent or prohibit Skarzynski from assisting another individual in filing a charge with the EEOC or in participating in an EEOC investigation or proceeding. In the event Skarzynski receives notice that Skarzynski is required to provide testimony or information in any context about the Company and/or any Releasee (related to his/her work for the Company) to any third party (excluding government law enforcement agencies), Skarzynski agrees to inform the Company’s Chief Legal Officer in writing within 24 hours of receiving such notice. Skarzynski, thereafter, agrees to cooperate with the Company in responding (if necessary) to such legal process. Skarzynski also agrees not to testify or provide any information in any context if the Company has informed Skarzynski of its intent to contest the validity or enforceability of any request, subpoena or court order until such time as the Company has informed Skarzynski in writing that it consents to Skarzynski’s

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testimony or has fully exhausted its efforts to challenge any request, subpoena or court order requiring Skarzynski’s testimony. If Skarzynski is required to provide testimony in any context about the Company (with the Company’s consent or after the Company completes its challenges), Skarzynski shall testify truthfully at all times. Nothing in this Agreement will prohibit Skarzynski from (a) complying with any valid subpoena or court order, or (b) cooperating with any official investigation conducted by a law enforcement agency.

(h)	Resignation Of Officer and Director Positions. Skarzynski will resign as President and Chief Executive Officer of Arbitron Inc. and any Arbitron subsidiaries or affiliates or related companies and as a member of the Arbitron Board of Directors. In connection with resigning as an officer and director, Skarzynski agrees to execute and return to the Company on January 11, 2010 two signed, original resignation letters with an effective date of January 11, 2010 (the “Resignation Letters”) on Skarzynski’s Company letterhead in the form provided in Appendix A to this Agreement. Appendix A is hereby incorporated into and made part of this Agreement by reference. In addition, Skarzynski agrees to take all such further steps as the Company may deem necessary or appropriate in order to accomplish the resignation of any officer and director positions that Skarzynski holds with the Company.

(i)	Return of Property: Skarzynski agrees to return to the Company all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, and any other property of the Company or any Releasee in his possession or control by January 15, 2010. , Skarzynski agrees to submit all expense reports by February 28, 2010. Skarzynski agrees that he will have repaid everything he owes to the Company or any Releasee, paid all amounts he owes on Company-provided credit cards or accounts (such as cell phone accounts), and canceled or personally assumed any such credit cards or accounts by January 15, 2010. Skarzynski agrees not to incur any other expenses, obligations, or liabilities on behalf of the Company. Skarzynski agrees to deliver his laptop, desktop, Blackberry and printer to the Company by January 15, 2010, so that the Company can image those materials and/or remove the existing hard drives from such media, as it deems appropriate. The Company will then return such media to him to retain for his own use. Skarzynski will receive a copy of his Outlook contacts.
4. Consequences of Skarzynski’s Violation of Promises.
(a)	General Consequences: If Skarzynski breaks any of Skarzynski’s promises in this Agreement, for example, by filing or prosecuting a lawsuit based on claims that Skarzynski has released, or if any representation made by Skarzynski in this Agreement was false when made, or if Skarzynski breaches Sections 8 or 9 of his Executive Employment Agreement that contain obligations which survive the termination of Skarzynski’s employment with the Company, Skarzynski (a) shall forfeit all right to future benefits under this Agreement; (b) must repay all benefits previously received, pursuant to this Agreement, upon the Company’s demand; and (c) must pay reasonable attorneys’ fees and all other costs incurred as a result of

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Skarzynski’s breach or false representation, such as the cost of defending any suit brought with respect to a released claim by Skarzynski or other owner of a released claim.
(b)	Injunctive Relief: Skarzynski further agrees that the Company would be irreparably harmed by any actual or threatened violation of Subparagraphs 3(d) and 3(e), and that the Company shall be entitled to an injunction prohibiting Skarzynski from committing any such violation.
5. Binding Nature of Agreement. This Agreement shall be binding on Skarzynski’s heirs, legal representatives, administrators, executors, and assigns, and shall inure to the benefit of the Released Parties and their heirs, legal representatives, administrators, executors, and assigns.
6. No Assignment. Skarzynski’s rights, duties or obligations under this Agreement may not be assigned, delegated or transferred.
7. Interpretation. This Agreement will be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. Unless the context indicates otherwise, the term “or” will be deemed to include the term “and” and the singular or plural number will be deemed to include the other. Paragraph headings used in this Agreement are intended solely for convenience of reference and will not be used in the interpretation of any of this Agreement.
8. Dispute Resolution.
(a)	Arbitrable Disputes: Any dispute (an “Arbitrable Dispute”) arising between the parties, including but not limited to those concerning the formation, validity, interpretation, effect, or alleged violations of this Agreement, the arbitrability of any dispute, any federal, state or local statutory claim (including discrimination or retaliation statutes), contract claims, tort claims, and claims of any other sort, must be submitted to arbitration before a retired judge or an experienced employment arbitrator selected in accordance with the then-current JAMS Employment Rules and Procedures. The arbitrator may not modify or change this Agreement in any way except as provided in Paragraph 11. Skarzynski also agrees to arbitrate any claim against any Releasee. The arbitration shall be held in or near Columbia, Maryland.

(b)	Costs of Arbitration: Each party will pay the fees of its respective attorneys, the expenses of its witnesses and any other expenses connected with the arbitration, but all other costs of the arbitration, including the fees of the arbitrator, cost of any record or transcript of the arbitration, administrative fees and other fees and costs will be paid by the Company. The arbitrator may award prevailing party costs and fees to the prevailing party under the standards provided by law. The arbitrator may resolve any dispute as to who is the prevailing party and as to the reasonableness of any fee or cost.

(c)	Exclusive Remedy: Arbitration in this manner will be the exclusive remedy for any Arbitrable Dispute. The arbitrator’s decision or award will be fully enforceable and subject to an entry of judgment by a court of competent jurisdiction. Should Skarzynski or the Company, without the consent of the other party, attempt to

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resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Paragraph, the responding party will be entitled to recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result.
(d)	Sole Exception: Notwithstanding Subparagraphs 8(a) through 8(c), an otherwise Arbitrable Dispute relating to alleged violations of Subparagraphs 3(d) or 3(e) (involving the criticism, denigration or disparagement of the Company, any other Releasee, or any of the Company’s products, processes, experiments, policies, practices, standards of business conduct or areas or techniques of research and/or the violation of non-disclosure and non-competition provisions) may be resolved through a means other than arbitration, at the Company’s sole option. Such means shall be permitted pending and in aid of arbitration only.
(e)	Effect on Previous Arbitration Agreements: The arbitration agreement contained in this Paragraph supersedes any arbitration agreement previously entered into by Skarzynski and the Company to the extent, but only to the extent, that an Arbitrable Dispute under this Agreement would have been covered by any preexisting arbitration agreement; and provided, however, that if the arbitration agreement in this Paragraph for any reason is held unenforceable, the prior arbitration agreement will apply, as it is the parties’ intention and desire that all disputes between them will be arbitrated.
9. Law Governing. This Agreement shall be governed by and construed under the laws of the State of Maryland other than its conflict of laws provisions; provided, however, that the dispute resolution process referenced in Paragraph 8 of this Agreement shall be governed by the Federal Arbitration Act unless it is found by a decisionmaker of competent jurisdiction not to be governed by the Federal Arbitration Act, in which case it will be governed by Maryland law.
10. Entire Agreement. This Agreement comprises the entire agreement between the parties regarding the matters contained herein. This Agreement has been entered into by Skarzynski with a full understanding of its terms, with an opportunity to consult with counsel and without inducement or duress. Skarzynski acknowledges that no promise or agreement not expressed in this Agreement has been made to Skarzynski. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument. This Agreement may not be changed orally. This Agreement supersedes any prior or contemporaneous agreement, arrangement or understanding on its subject matter.
11. Severability. The provisions of this Agreement are severable. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.
[SIGNATURE PAGE FOLLOWS]

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SIGNATURE PAGE
PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN, SUSPECTED AND UNSUSPECTED CLAIMS.
Acknowledged and Agreed:

Micheal P. Skarzynski

/Michael P. Skarzynski	January 11, 2010

Signature	Date

FOR ARBITRON INC.

/s/ Philip Guarascio	January 12, 2010

Philip Guarascio	Date
Chairman of the Board of Directors

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ADEA WAIVER AND SIGNATURE PAGE
•	Your waiver of ADEA claims is separate from the agreement to waive all other claims. Separate consideration is being provided for your ADEA Waiver.

•	You may not make any changes to this ADEA Waiver.

•	You have up to twenty-one (21) days after receiving the ADEA Waiver to consider and sign this ADEA Waiver, although you may waive this time period by signing this ADEA Waiver sooner.

•	You have seven (7) days after signing this ADEA Waiver in which to revoke your waiver of ADEA claims in this Agreement, and your waiver of ADEA claims does not take effect until that seven-day period has ended.
12. Age Discrimination In Employment Act:
In exchange for the consideration stated above in Subparagraphs 1(a), 1(b), 1(c), 1(d) and 1(e) that is allocated to Skarzynski’s ADEA Waiver and provided to Skarzynski by the Company, the adequacy of which Skarzynski hereby acknowledges, Skarzynski irrevocably and unconditionally releases all the claims described below in Subparagraph 12(a) that Skarzynski may have against any of the “Releasees” set forth in Subparagraph 2(a).
     (a) Skarzynski acknowledges and agrees that by signing this ADEA Waiver, Skarzynski is waiving and releasing any and all claims or rights Skarzynski’s may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), that his waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which Skarzynski was already entitled as an employee of the Company. Skarzynski further acknowledges that Skarzynski is advised that: (i) Skarzynski should consult with an attorney (at Skarzynski’s own expense) prior to executing the ADEA Waiver (Skarzynski understands that whether Skarzynski consults an attorney or not is Skarzynski’s decision); (ii) the ADEA Waiver does not waive or release any rights or claims Skarzynski may have under the ADEA which may arise after Skarzynski executes the ADEA Waiver; and (iii) (a) Skarzynski has at least twenty-one (21) days in which to consider the ADEA Waiver (although Skarzynski may choose to execute the ADEA Waiver earlier than that; (b) Skarzynski has seven (7) days following execution of the ADEA Wavier to revoke this Agreement (to be effective, any revocation must be actually received in writing by the Company by 12:00 a.m. on the eighth day); and (c) the ADEA Waiver shall not be effective until the revocation period has expired.
     (b) Skarzynski acknowledges and agrees that Skarzynski was given a copy of the ADEA Waiver and has carefully read it and understands it, that Skarzynski has been given the opportunity to consult with his attorney regarding this ADEA Waiver and that Skarzynski has entered into this ADEA Waiver voluntarily and with full knowledge of its final and binding effect.
PLEASE READ THIS ADEA WAIVER CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN, SUSPECTED AND UNSUSPECTED CLAIMS.

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Acknowledged and Agreed:

Micheal P. Skarzynski

/s/ Michael P. Skarzynski	January 11, 2010

Signature	Date

FOR ARBITRON INC.

/s/ Philip Guarascio	January 12, 2010

Philip Guarascio	Date
Chairman of the Board of Directors

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APPENDIX A

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RESIGNATION
     The undersigned hereby resigns his employment in any capacity with Arbitron Inc. and/or with any other of Arbitron Inc.’s subsidiaries or affiliates or related companies, including but not limited to his position of President and Chief Executive Officer and his role as a member of the Arbitron Board of Directors.
DATED: Effective as of January 11, 2010

/s/ Michael P. Skarzynski
Micheal P. Skarzynski

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